Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

CONFIDENTIAL

July 25, 2022

Adrian Haigh

Director; Senior Vice President, Head of International, PTC Therapeutics International Limited

5th Floor

3 Grand Plaza

Grand Canal Street Upper

Dublin 4, Ireland D04 EE70

Re:	Collaboration and License Agreement dated August 1, 2018 (the “Agreement”) between Akcea Therapeutics, Inc. (“Akcea”) and PTC Therapeutics International Limited (“PTC”)

Dear Adrian:

This letter agreement serves to memorialize certain modifications Akcea and PTC desire to make with respect to Section 7.2.1 relating to PTC’s ROFN Right.  Specifically, the parties agree to replace Section 7.2.1 in its entirety with the following:

7.2.1 During the Term and subject to the terms of this Agreement, Akcea hereby grants to PTC a right of first negotiation (the “ROFN Right”) to Commercialize AKCEA-TTRLRx on an exclusive basis in the PTC Territory (the “Proposed Transaction”). Akcea and Ionis shall not enter into any agreement or grant any license to AKCEA-TTR-LRx inconsistent with the provisions of this Section 7.2. As soon as reasonably practicable following completion of the [**], Akcea shall prepare and provide to PTC a data package containing at a minimum [**] (the “Evaluation Package”) and shall make a presentation to the JSC that covers at a minimum [**] (the “JSC Evaluation Presentation”). Both Parties shall require appropriate internal and external experts reasonably necessary to present and evaluate the Evaluation Package and JSC Evaluation Presentation to attend such JSC meeting, and such JSC meeting shall allow sufficient time for the experts to engage in a robust question and answer session. Following Akcea’s Type B meeting with FDA (scheduled for [**] as of the date of this letter agreement), Akcea will meet with PTC as soon as reasonably practicable and share: [**] (the “FDA Update Meeting”).  Within [**] after the FDA Update Meeting, PTC shall indicate to Akcea in writing whether it wishes to enter into the Proposed Transaction and, if PTC indicates that it wishes to enter into the Proposed Transaction, the Parties shall negotiate in good faith mutually agreeable terms pursuant to which the Parties would enter into such Proposed Transaction, including agreement on an upfront fee and regulatory milestone payments commensurate with the value of AKCEA-TTR-LRx at such time, provided that the royalty rate for AKCEA-TTR-LRx shall be the same as the royalty rate and royalty term for inotersen under Section 9.3. If either (a) PTC indicates it does not wish to enter into such Proposed Transaction, (b) PTC fails to indicate its interest within such [**] period or (c) PTC indicates it wishes to enter into such Proposed Transaction but the Parties fail to execute a definitive agreement with respect to such Proposed Transaction within [**] after Akcea’s receipt of PTC’s indication of interest, then the ROFN Right shall expire (the “Expiration of the ROFN Right”).

Additionally, both parties agree and acknowledge that as of the date of this letter agreement:

1)	Akcea has provided to PTC the Evaluation Package and has completed the JSC Evaluation Presentation;
2)	Appropriate internal and external experts reasonably necessary to present and evaluate the Evaluation Package and JSC Evaluation Presentation attended the JSC meeting; and
3)	The JSC meeting allowed sufficient time for the experts to engage in a robust question and answer session.

Except as otherwise expressly modified by this letter agreement (and any prior letter agreements), the Agreement remains in full force and effect in accordance with its terms. Please indicate your agreement to the foregoing terms by signing where indicated below.

Regards,

AKCEA THERAPEUTICS, INC.

/s/ Kyle Jenne

Kyle Jenne

Chief Commercial Officer

Agreed and Accepted:

PTC Therapeutics International Limited

/s/ Adrian Haigh

Adrian Haigh

Director; Senior Vice President, Head of International